Exhibit 23.1

201 N. Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of First Merchants Corporation (the “Corporation”) of our reports dated March 16, 2009 on the consolidated financial statements of the Corporation as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and on our report on the effectiveness of internal control over financial reporting of the Corporation as of December 31, 2008, which reports are included in the Corporation’s Annual Report on Form 10-K. We also consent to the reference to our firm under the heading “Experts.”

/s/ BKD, llp BKD, llp

Indianapolis, Indiana
April 24, 2009